Exhibit 10.7

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is entered into as of this        day of September, 2003, by and between Equinox Holdings, Inc., a Delaware corporation (the “Company”), and Scott Rosen (“Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ Executive as its Executive Vice President and Chief Financial Officer, and Executive desires to accept such employment, in each case, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein and for other good and valuable consideration, the Company and Executive hereby agree as follows:

Section 1.                                          Agreement to Employ; No Conflicts

Upon the terms and subject to the conditions of this Agreement, the Company hereby agrees to employ Executive, and Executive hereby accepts employment with the Company.  Executive represents and warrants that (a) he is entering into this Agreement voluntarily and that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound, (b) he has not violated, and in connection with his employment with the Company will not violate, any non-competition, non-solicitation or other similar covenant or agreement by which he is or may be bound, and (c) in connection with his employment by the Company he will not use any confidential or proprietary information he may have obtained in connection with employment with any prior employer.

Section 2.                                          Term; Position and Responsibilities

(a)  Term of Employment.  Unless Executive’s employment shall sooner terminate pursuant to Section 7 hereof, the Company shall employ Executive for a term commencing on the date hereof (the “Commencement Date”) and ending on the third anniversary thereof (the “Initial Term”).  Effective upon the expiration of the Initial Term and of each Additional Term (as defined below), Executive’s employment hereunder shall be deemed to be automatically extended, upon the same terms and conditions, for an additional period of one year (each, an “Additional Term”), in each such case, commencing upon the expiration of the Initial Term or the then current Additional Term, as the case may be, unless, at least sixty (60) days prior to the expiration of the Initial Term or such Additional Term, either party hereto shall have notified the other party hereto in writing that such extension shall not take effect.  The period during which Executive is employed pursuant to this Agreement, including any extension thereof in accordance with the preceding sentence, shall be referred to as the “Employment Period.”

(b)  Position and Responsibilities.  During the Employment Period, Executive shall serve as Executive Vice President and Chief Financial Officer of the Company.  Executive shall have such duties and responsibilities as are customarily assigned to individuals serving in such positions and such other duties consistent with Executive’s titles and positions as the Board of Directors of the Company (the “Board”) shall specify from time to time.  Executive shall devote all of his skill, knowledge and business time to the conscientious performance of the duties and responsibilities of such positions, except for vacation time as set forth in Section 6(c), absence for sickness or similar disability, and performing services for any charitable, religious or community organizations, so long as such services do not materially interfere with the performance of Executive’s duties hereunder.

Section 3.                                          Base Salary

As compensation for the services to be performed by Executive during the Employment Period, the Company shall pay Executive a base salary at an annualized rate of $300,000, payable in periodic installments on the Company’s regular payroll dates (but no less frequently than monthly).  Commencing with the 2005 calendar year, the Board shall review Executive’s base salary annually during the Employment Period and, in its sole discretion, may increase (but not decrease) such base salary from time to time.  The annual base salary payable to Executive under this Section 3, as the same may be increased from time to time, shall hereinafter be referred to as the “Base Salary.”

Section 4.                                          Incentive Compensation

(a)  Performance Bonus.

(i)  In General.  Subject to Sections 4(a)(ii) and 7 hereof, Executive shall have an annual cash incentive bonus opportunity for each of the Company’s fiscal years during the Employment Period (the “Incentive Bonus”), which shall become payable if the Company achieves the performance objectives (based on earnings before interest, taxes, depreciation and amortization (“EBITDA”) established from time to time by the Board or a committee thereof for the applicable fiscal year (the “Bonus Targets”) as follows:

Company Performance	Incentive Bonus
If Company performance for the applicable fiscal year is less than 90% of the Bonus Targets	Executive shall not be entitled to receive any Incentive Bonus for such fiscal year.

If Company performance for the applicable fiscal year equals or exceeds 90% of the Bonus Targets but is less than 95% of the Bonus Targets	Executive shall be entitled to receive an Incentive Bonus equal to $42,000.
If Company performance for the applicable fiscal year equals or exceeds 95% of the Bonus Targets but is less than or equal to 100% of the Bonus Targets

Executive shall be entitled to receive an Incentive Bonus equal to $63,000, plus $8,400 for each one percent (1%) of the Bonus Targets achieved in excess of 95%, subject to a maximum Incentive Bonus payable of $105,000 for performance equal to 100% of the Bonus Targets.

If Company performance for the applicable fiscal year exceeds 100% of the Bonus Targets

Executive shall be entitled to receive an Incentive Bonus equal to $105,000, plus $10,500 for each one percent (1%) of the Bonus Targets achieved in excess of 100%, subject to a maximum Incentive Bonus payable of $210,000 for performance equal to 110% of the Bonus Targets.

For each fiscal year during the Employment Period, the Company’s actual EBITDA shall be reviewed and confirmed by the Company’s outside auditors and, following such review and confirmation, the Board or a committee thereof shall determine whether and to what extent the Bonus Targets have been achieved for such fiscal year.  Any determinations made by the Board or applicable committee thereof pursuant to this Agreement shall be final, binding and conclusive upon all parties and for all purposes.  The Incentive Bonus calculated pursuant to this Section 4(a) shall be paid to Executive as soon as reasonably practicable following the end of the applicable fiscal year but in no event later than April 10th following the end of such fiscal year.  This Section 4 supercedes all other Company plans, programs, policies or practices that would otherwise provide incentive compensation to Executive during the Employment Period.

(ii)  2003 Pro-Rata Incentive Bonus.  Subject to Section 7 hereof, Executive shall have a cash incentive bonus opportunity for 2003 equal to the product of (A) the Incentive Bonus that Executive would have been entitled to receive if Executive had been employed for the Company’s entire 2003 fiscal year, multiplied by (B) a fraction, the numerator of which is equal to the number of days Executive was employed by the Company during the Company’s 2003 fiscal year and the denominator of which is equal to 365.

(b)  Signing Bonus.  Subject to the continuous employment of Executive through the payment date, Executive shall be entitled to receive a signing bonus (the “Signing Bonus”) equal to $55,000, which will be payable in cash in lump sum during January 2004.

(c)  Options.  Pursuant to and in accordance with the Equinox Holdings, Inc. 2000 Stock Incentive Plan (the “Plan”), Executive shall be granted options (the “Options”) to purchase up to 100,000 shares of common stock, par value, $.01 per share, of the Company (“Common Stock”).  The Options shall be evidenced by an option agreement to be entered into by Executive and the Company, which shall be substantially similar to the form option agreement most recently approved by the Board.

Section 5.                                          Employee Benefits

During the Employment Period, Executive shall be entitled to participate in the Company’s 401(k) plan, all insurance programs, and all medical, dental and other welfare benefit plans, in each case, maintained by the Company for its senior executive officers on terms and conditions set forth in such plans, programs, policies or practices (as amended from time to time).  Subject to the terms and conditions of the Company’s 401(k) plan and applicable law, for each calendar year during the Employment Period, the Company shall contribute to the Company’s 401(k) plan up to 25% of Executive’s contributions to such plan for such calendar year.

Section 6.                                          Perquisites and Expenses

(a)  General.  During the Employment Period, Executive shall be entitled to participate in all perquisite programs maintained by the Company for its senior executive officers, on a basis that is commensurate with Executive’s position and duties with Company hereunder, in accordance with the terms thereof, as the same may be amended and in effect from time to time.

(b)  Business Travel, Lodging, etc.  The Company shall reimburse Executive for reasonable travel, lodging, meal and other reasonable expenses incurred by him in connection with his performance of services hereunder upon submission of evidence, satisfactory to the Company, of the incurrence and purpose of each such expense and otherwise in accordance with the Company’s expense substantiation policy applicable to its senior executives as in effect from time to time.

(c)  Vacation.  During the Employment Period, Executive shall be entitled to three weeks of paid vacation per calendar year, without carryover accumulation, which shall accrue in equal installments on a monthly basis.

(d)  Company Products and Services.  During the Employment Period, Executive shall be entitled to receive, at no cost, an “All Access” membership to use Company facilities, and shall be entitled to receive any applicable employee discounts for the purchase of all other Company services and products.

Section 7.                                          Termination of Employment

(a)  Termination Due to Death or Disability.  In the event that Executive’s employment hereunder terminates due to his death or is terminated by the Company due to Executive’s Disability (as defined below), Executive shall not be entitled to receive any payments or benefits pursuant to this Agreement except as provided in Section 7(f)(iii).  For purposes of this Agreement, “Disability” shall mean a physical or mental disability that prevents or is reasonably expected to prevent the performance by Executive of his duties hereunder for a continuous period of 90 days or longer or for 180 days or more in any 12-month period.  The determination of Executive’s Disability shall (i) be made by an independent physician who is reasonably acceptable to the Company and Executive (or his representative), (ii) be final and binding on the parties hereto and (iii) be made taking into account such competent medical evidence as shall be presented to such independent physician by Executive and/or the Company or by any physician or group of physicians or other competent medical experts employed by Executive and/or the Company to advise such independent physician.

(b)  Termination by the Company for Cause.  Executive may be terminated by the Company for Cause (as defined below), provided that if the basis for the Company’s so terminating Executive is described by clauses (i) or (iv) of the definition of Cause, Executive shall have been given prior written notice of any proposed termination of his employment for Cause, which notice specifies in reasonable detail the circumstances claimed to provide the basis for such termination, and Executive shall not have corrected such circumstances, in a manner reasonably satisfactory to the Board, within 20 days of receipt of such written notice.  For purposes of this Agreement, “Cause” shall mean (i) the willful failure of Executive substantially to perform the duties specified in Section 2(b) hereof (other than any such failure due to Executive’s physical or mental illness), (ii) Executive’s engaging in willful and serious misconduct that has caused or is reasonably expected to result in material injury to the Company or any of its Affiliates, (iii) Executive’s conviction of, or entering a plea of guilty or nolo contendere to, a crime that constitutes a felony, or (iv) the willful and material breach by Executive of any of his obligations hereunder or under any other written agreement or written covenant with the Company or any of its Affiliates.  A termination for Cause shall include a determination by the Board following the termination of the Employment Period that circumstances existed during the Employment Period that would have justified a termination by the Company for Cause.

(c)  Termination by Company Without Cause.  Executive’s employment hereunder may be terminated by the Company Without Cause.  A termination “Without Cause” shall mean a termination of Executive’s employment by the Company other than due to Disability as described in Section 7(a) or for Cause as described in Section 7(b).

(d)  Termination by Executive.  Except in the case of a termination for Good Reason (as defined below), Executive may terminate his employment for any other reason upon 60 days prior written notice delivered to the Company.  For purposes of this Agreement, “Good Reason” shall mean Executive’s termination of his employment with the Company by providing a Notice of Termination (as defined below) to the Company within 60 days following the occurrence of any of the following events and the failure of the Company to correct the circumstances set forth in Executive’s notice within 20 days of receipt of such notice: (i) the assignment to Executive of duties and responsibilities which are in the aggregate significantly different from, and that result in a substantial diminution of, the duties and responsibilities that he has or is to assume on the Commencement Date pursuant to Section 2(b) hereof, (ii) a reduction in the rate of Executive’s Base Salary or Incentive Bonus, (iii) a material breach of this Agreement by the Company; or (iv) the Company requiring Executive to be based anywhere other than the New York metropolitan area, except for travel reasonably required by the Company.  Executive agrees that a corporate reorganization by the Company and/or its Affiliates pursuant to which the Company ceases to exist shall not constitute Good Reason hereunder so long as there is no substantial diminution or significant change in the nature of Executive’s duties or responsibilities as described in Section 2(b) hereof.

(e)  Notice of Termination.  Any termination of Executive’s employment by Company pursuant to Section 7(a), 7(b) or 7(c), or by Executive pursuant to Section 7(d), shall be communicated by a written Notice of Termination addressed to the other parties to this Agreement.  A ”Notice of Termination” shall mean a notice stating that Executive’s employment with Company has been or will be terminated, the effective date of such termination, the specific provisions of this Section 7 under which such termination is being effected, and which provides in reasonable detail the circumstances claimed to provide the basis for such termination.

(f)  Payments Upon Certain Terminations.

(i)  Payments Upon Qualifying Terminations.  In the event of a termination of Executive’s employment by Company Without Cause or a termination by Executive of his employment for Good Reason in either such case during the Employment Period (any such termination, a “Qualifying Termination”), the Company shall pay to Executive (or, following his death, to Executive’s beneficiaries):

(w) any accrued and unpaid Base Salary through the Date of Termination, within 10 business days after the Date of Termination;

(x) the Incentive Bonus for the Company’s fiscal year ending prior to the Date of Termination if, on or prior to the Date of Termination, Executive has not been paid such Incentive Bonus for such prior fiscal year, plus a pro rata Incentive Bonus calculated in accordance with clause (z) of Section 7(f)(iii) hereof, payable in accordance with the provisions of such clause, provided that the conditions of such clause have been satisfied;

(y) the Signing Bonus within 10 business days after the Date of Termination if, on or prior to the Date of Termination, Executive has not been paid the Signing Bonus and the Date of Termination occurs after January 1, 2004; and

(z) as liquidated damages in respect of claims based on provisions of this Agreement, and provided Executive executes and delivers a general release of claims in form and substance reasonably satisfactory to the Company and Executive, (I) continue his Base Salary for six months, plus (II) continue his Base Salary for one additional month for each twelve month period that Executive has been employed with the Company as of such Date of Termination, subject to a maximum of nine such additional months (or 15 months in the aggregate) (the “Severance Period”), which shall be payable in installments on Company’s regular payroll dates.

(ii)  Continued Benefits Upon Qualifying Terminations.  If Executive’s employment shall terminate and he is entitled to receive continued payments of his Base Salary under clause (z) of Section 7(f)(i) hereof, the Company shall continue to provide to Executive during the Severance Period the welfare benefits referred to in Section 5 hereof (the “Continued Benefits”).

(iii)  Payments Upon Other Terminations.  If Executive’s employment shall terminate due to his death or Disability or if the Company shall terminate Executive’s employment for Cause or Executive shall terminate his employment without Good Reason in any such case during the Employment Period, the Company shall pay Executive (or, in the event of his death, his beneficiaries):

(x) any accrued and unpaid Base Salary through the Date of Termination, within 10 business days after the Date of Termination;

(y) if Executive’s employment shall terminate due to his death or Disability, or Executive shall terminate his employment without Good Reason in any such case during the Employment Period, the Incentive Bonus for the Company’s fiscal year ending prior to the Date of Termination if, on or prior to the Date of Termination, Executive has not been paid such Incentive Bonus for such prior fiscal year; and

(z) if Executive’s employment shall terminate due to his death or Disability in either case during the Employment Period, the Signing Bonus within 10 business days after the Date of Termination if, on or prior to the Date of Termination, Executive has not been paid the Signing Bonus and the Date of Termination occurs after January 1, 2004, plus if the Company has achieved the Bonus Targets (pro rated on the basis of the fraction described in clause (II) of this Section 7(f)(iii)(z)), an amount, payable in one lump sum as soon as reasonably practicable following the end of the applicable fiscal year but in no event later than April 10th following the end of such fiscal year, equal to the product of (I) the Incentive Bonus that would have been payable to Executive for such fiscal year multiplied by (II) a fraction, the numerator of which is equal to the number of days in such fiscal year that precede the Date of Termination and the denominator of which is equal to 365.

(iv)  Other Payments.  Executive shall be entitled to receive all amounts payable and benefits accrued under any otherwise applicable plan, policy, program or practice of the Company (including, but not limited to, its vacation policies) in which Executive was a participant during his employment with Company in accordance with the terms thereof; provided that Executive shall not be entitled to receive any payments or benefits under any such plan, policy, program or practice providing any severance, bonus or incentive compensation (excluding any payments or benefits in respect of the Incentive Bonus, the Signing Bonus, or the Options) and the provisions of this Section 7(f) shall supersede the provisions of any such plan, policy, program or practice.  In addition, notwithstanding anything to the contrary contained in this Agreement and except as set forth in Sections 7(f)(i)(x) or 7(f)(iii)(z) hereof, Executive shall be entitled to receive an Incentive Bonus for any given fiscal year under this Agreement only if he is employed on the last day of such fiscal year.

(g)  Date of Termination.  As used in this Agreement, the term “Date of Termination” shall mean (i) if Executive’s employment is terminated by his death, the date of his death, (ii) under any other circumstances, the later of (A) the date of termination specified in the Notice of Termination, (B) the date any applicable correction period ends and (C) the expiration of any required notice period; provided that in the case of Executive’s termination of employment by the Company Without Cause or by Executive without Good Reason, such date is at least 30 days after the date on which Notice of Termination is given as contemplated by Section 7(e).

(h)  Resignation upon Termination.  Effective as of any Date of Termination under this Section 7 or otherwise as of the date of Executive’s termination of employment with Company, Executive shall resign, in writing, from all positions then held by him with the Company and its Affiliates.

(i)  Cessation of Professional Activity.  Upon delivery of a Notice of Termination by any party, the Company may relieve Executive of his responsibilities described in Section 2(b) and require Executive to immediately cease all professional activity on behalf of the Company.

(j)  No Duty to Mitigate.  Executive shall not be required to mitigate the amounts payable by the Company pursuant to Section 7(f) hereof by seeking other employment or otherwise, and such payments shall not be subject offset.

(k)  Limitation on Benefits.  Notwithstanding anything contained in this Agreement, the Plan or any option agreement to the contrary, to the extent that any of the payments and benefits provided for under this Agreement, the Plan, or any other agreement or arrangement between the Company and Executive (collectively, the “Payments”) would constitute a “parachute payment” within the meaning of section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the amount of such Payments shall be reduced to the amount that would result in no portion of the Payments being subject to the excise tax imposed pursuant to section 4999 of the Code.  If Payments that would otherwise be reduced or eliminated, as the case may be, pursuant to the immediately preceding sentence would not be so reduced or eliminated, as the case may be, if the shareholder approval requirements of section 280G(b)(5) of the Internal Revenue Code are capable of being satisfied, the Company shall use its reasonable best efforts to cause such payments to be submitted for such approval prior to the change in control giving rise to such Payments.

Section 8.                                          Restrictive Covenants

(a)  Unauthorized Disclosure.  From the date hereof, and during any period of employment with the Company or its Affiliates and the five-year period following any termination thereof, without the prior written consent of the Board or its authorized representative, except to the extent required by an order of a court having jurisdiction or under subpoena from an appropriate government agency, in which event, Executive shall use his reasonable best efforts to consult with the Board prior to responding to any such order or subpoena, and except as required in the performance of his duties hereunder, Executive shall not disclose any confidential or proprietary trade secrets, customer lists, drawings, designs, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization information (including but not limited to data and other information relating to members of the Board, the Company or any of its Affiliates or to management, the Company or any of its Affiliates), operating policies or manuals, business plans, financial records, packaging design or other financial, commercial, business or technical information (i) relating to the Company or any of its Affiliates or (b) that the Company or any of its Affiliates may receive belonging to suppliers, customers or others who do business with the Company or any of its Affiliates (collectively, “Confidential Information”) to any third person unless such Confidential Information has been previously disclosed to the public or is in the public domain (in each case, other than by reason of Executive’s breach of this Section 8(a)).

(b)  Non-Disparagement.  During the period commencing on the date hereof and ending nine months after the termination of Executive’s employment with the Company or, if longer, the period during which Executive is receiving continued payments of Base Salary pursuant to Section 7(f)(i) hereof (the “Restriction Period”), Executive will not directly or indirectly (i) engage in any conduct or make any statement, whether in commercial or noncommercial speech, disparaging or criticizing in any way the Company, any Subsidiary, North Castle Partners, L.L.C. (“North Castle”), J.W. Childs & Associates, L.P. (“Childs”), any Affiliate of any of these, or any products or services offered by any of these, or (ii) engage in any other conduct or make any other statement, in each case, which could be reasonably expected to impair the goodwill of the Company, any Subsidiary, North Castle, Childs, or any Affiliate of any of these, the reputation of Company products or the marketing of Company products except to the extent required by law and then only after consultation with North Castle and Childs to the extent possible, or in connection with any dispute between Executive and any of the foregoing entities.  During the Restriction Period, the Company, any Subsidiary, North Castle, Childs and any Affiliate of any of these will not directly or indirectly (i) engage in any conduct or make any statement, whether in commercial or non-commercial speech, disparaging or criticizing Executive in any way, or (ii) engage in any other conduct or make any other statement, in each case, which could reasonably be expected to impair the business reputation of Executive except to the extent provided by law and then only after consultation with Executive to the extent possible, in connection with any dispute between the Company, any Subsidiary, North Castle, Childs or any Affiliate of these, and Executive, or in connection with any conduct or statement which is reasonably required to manage the Company and is internal to or amongst the Company, any Subsidiary, North Castle, Childs, any Affiliate of any of these, or any other Person which holds an ownership interest in any of the foregoing.

(c)  Non-Competition.  Executive covenants and agrees that during the Restriction Period, the Executive shall not, directly or indirectly, own any interest in, operate, join, control or participate as a manager, member, stockholder, partner, director, principal, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for any entity which has material operations which compete with any health or fitness club or spa business in any jurisdiction in which the Company or its Immediate Affiliates is engaged, or in which any of the foregoing has documented plans to become engaged of which Executive has knowledge at the time of Executive’s termination of employment.  Notwithstanding anything herein to the contrary, this Section 8(c) shall not prevent the Executive from acquiring as an investment securities representing not more than five percent (5%) of the outstanding voting securities of any publicly-held corporation.

(d)  Non–Solicitation of Employees.  During the Restriction Period, Executive shall not, directly or indirectly, for his own account or for the account of any other Person in any jurisdiction in which the Company or any of its Affiliates has commenced or has made plans to commence operations at the time of Executive’s employment, (i) solicit for employment, employ or otherwise interfere with the relationship of the Company or any of its Affiliates with any natural person throughout the world who, during the six-month period prior to such solicitation, employment, or interference, is or was employed by or otherwise engaged to perform services for the Company or any of its Immediate Affiliates, or any Affiliate of the Company to whom Executive was introduced to by virtue of his relationship with the Company or any of its Immediate Affiliates, other than any such solicitation or employment on behalf of the Company or any of its Affiliates during Executive’s employment with the Company, or (ii) induce any employee of the Company or any of its Affiliates who is a member of management to engage in any activity which Executive is prohibited from engaging in under any of paragraphs of this Section 8 or to terminate his or her employment with the Company.

(e)  Non–Solicitation of Customers.  During the Restriction Period, Executive shall not, directly or indirectly, for his own account or for the account of any other Person, in any jurisdiction in which the Company or any of its Affiliates has commenced or made plans to commence operations, solicit or otherwise attempt to establish any business relationship of a nature that is competitive with the business or relationship of the Company or any of its Affiliates with any Person throughout the world which, during the six-month period prior to any such solicitation is or was a customer, client, distributor, supplier or vendor of the Company or any of its Immediate Affiliates, or an Affiliate of the Company to whom Executive was introduced to by virtue of his relationship with the Company or any of its Immediate Affiliates, other than any such solicitation on behalf of the Company or any of its Affiliates during Executive’s employment with the Company.

(f)  Return of Documents.  In the event of the termination of Executive’s employment for any reason, Executive shall deliver to the Company all of (i) the property of each of the Company and its Affiliates then in Executive’s possession, and (ii) the documents and data of any nature and in whatever medium of each of the Company and its Affiliates, and he shall not take with him any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information.

Section 9.                                          Certain Acknowledgments; Injunctive Relief with Respect to Covenants.

(a)  Certain Acknowledgments.  Executive acknowledges and agrees that Executive will have a prominent role in the management of the business, and the development of the goodwill, of the Company and its Affiliates and will establish and develop relations and contacts with the principal customers and suppliers of the Company and its Affiliates in the United States of America and the rest of the world, all of which constitute valuable goodwill of, and could be used by Executive to compete unfairly with, the Company and its Affiliates and that (i) in the course of his employment with the Company, Executive will obtain confidential and proprietary information and trade secrets concerning the business and operations of the Company and its Affiliates in the United States of America and the rest of the world that could be used to compete unfairly with the Company and its Affiliates; (ii) the covenants and restrictions contained in Section 8 are intended to protect the legitimate interests of the Company and its Affiliates in their respective goodwill, trade secrets and other confidential and proprietary information; and (iii) Executive desires to be bound by such covenants and restrictions.

(b)  Injunctive Relief.  Executive acknowledges and agrees that the covenants, obligations and agreements of Executive contained in Section 8 relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause the Company irreparable injury for which adequate remedies are not available at law.  Therefore, Executive agrees that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Executive from committing any violation of such covenants, obligations or agreements.  These injunctive remedies are cumulative and in addition to any other rights and remedies the Company may have.

Section 10.                                   Entire Agreement

This Agreement and the option agreement referenced to in Section 4(c) hereof constitute the entire agreement among the parties hereto with respect to the subject matter hereof.  All prior correspondence and proposals (including but not limited to summaries of proposed terms) and all prior promises, representations, understandings, practices and agreements relating to such subject matter (including but not limited to those made to or with Executive by any other Person) are merged herein and superseded hereby.

Section 11.                                   Indemnification

The Company hereby agrees that it shall indemnify and hold harmless Executive to the fullest extent permitted by law from and against any and all liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of litigation (including attorneys’ fees), arising out of the employment of Executive hereunder, except to the extent that any such liabilities, costs, claims and expenses is found in a final judgment by a court of competent jurisdiction to have resulted from, arising out of or based upon the gross negligence or willful misconduct of Executive.  Costs and expenses incurred by Executive in defense of such litigation (including attorneys’ fees) shall be paid by Company in advance of the final disposition of such litigation upon receipt by Company of (a) a written request for payment, (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought, and (c) an undertaking adequate under applicable law made by or on behalf of Executive to repay the amounts so paid if it shall ultimately be determined that Executive is not entitled to be indemnified by the Company under this Agreement, including but not limited to as a result of such exception.  The Company and Executive will consult in good faith with respect to the conduct of any such litigation, and Executive’s counsel shall be selected with the consent of the Company.  The Company shall maintain an appropriate level of director’s and officer’s liability insurance during the Employment Period and during the Restriction Period.

Section 12.                                   Miscellaneous

(a)  Binding Effect; Assignment.  This Agreement shall be binding on and inure to the benefit of the Company, and its respective Successors and permitted assigns.  This Agreement shall also be binding on and inure to the benefit of Executive and his heirs, executors, administrators and legal representatives.  This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto, except that the Company may effect such an assignment without prior written approval of Executive upon the transfer of all or substantially all of its business and/or assets (by whatever means).

(b)  Governing Law, etc.

(i)  Governing Law.  This agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of New York without giving effect to the conflict of laws rules thereof to the extent that the application of the law of another jurisdiction would be required thereby.

(ii)  Consent to Jurisdiction.  Each party hereby irrevocably submits to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the County of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby.  Each party hereby waives and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation and enforcement hereof, or any such document or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts.  Each party hereby consents to and grants any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that the mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 13(g) or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

(iii)  Waiver of Right to Trial by Jury.  Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect or any litigation directly or indirectly arising out of or relating to this Agreement, or the breach, termination or validity of this Agreement, or the transactions contemplated by this Agreement.  Each party certifies and acknowledges that (A) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (B) each such party understands and has considered the implications of this waiver, (C) each such party makes this waiver voluntarily, and (D) each such party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 13(b).

(c)  Taxes.  The Company shall have the power to withhold, or require Executive to remit to the Company promptly upon notification of the amount due, an amount sufficient to satisfy the statutory minimum amount of all Federal, state, local and foreign withholding tax requirements with respect to any payment of cash, or issuance or delivery of any other property hereunder, and the Company may defer any such payment of cash or issuance or delivery of such other property  until such requirements are satisfied.

(d)  Amendments.  No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by the Board or a Person authorized thereby and is agreed to in writing by Executive.  No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

(e)  Severability.  In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

(f)  Blue Pencil.  If any court of competent jurisdiction shall at any time deem the Restriction Period too lengthy, the other provisions of Section 8 shall nevertheless stand and the Restriction Period herein shall be deemed to be the longest period permissible by law under the circumstances.  The court shall reduce the time period to permissible duration or size.

(g)  Notices.  Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally, by courier service or by certified or registered mail, first–class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or, if so mailed, on the third business day after the mailing thereof, and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

(A)

If to the Company, to it at:

Equinox Holdings, Inc.
895 Broadway
New York, New York 10003
Tel: (212) 677-0180
Fax: (212) 777-9510
Attention: Harvey Spevak

(B)

if to Executive, to him at his residential address as currently on file with the Company.

Copies of any notices or other communications given under this Agreement shall also be given to:

North Castle Partners, L.L.C.
183 East Putnam Avenue
Greenwich, CT 06830
Tel: (203) 862-3000
Fax: (203) 862-3273
Attention: Adam Saltzman

and to:

Debevoise & Plimpton
919 Third Avenue
New York, New York 10022
Tel: (212) 909-6000

Fax: (212) 909-6836
Attention: Franci J. Blassberg, Esq.

and to:

J.W. Childs Equity Partners II, L.P.
c/o J.W. Childs Associates L.P.
One Federal Street
Boston, Massachusetts 02110
Attention: Glenn A. Hopkins

and to:

Kaye, Scholer, Fierman, Hays and Handler LLP
425 Park Avenue
New York, New York 10022
Attention: Stephen C. Koval, Esq.

(h)  Further Assurances.  Each party hereto agrees with the other party hereto that it will cooperate with such other party and will execute and deliver, or cause to be executed and delivered, all such other instruments and documents, and will take such other actions, as such other parties may reasonably request from time to time to effectuate the provisions and purposes of this Agreement.

(i)  Legal Review.  Executive hereby represents that he has had the opportunity to review this Agreement carefully and to consult with counsel prior to the execution of this Agreement and that he does fully understand all the terms of this Agreement.

(j)  Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(k)  Headings.  The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

(l)  Certain Definitions.

“Affiliate”:  with respect to any Person, means any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with the first Person, including but not limited to a Subsidiary of the first Person, a Person of which the first Person is a Subsidiary, or another Subsidiary of a Person of which the first Person is also a Subsidiary.

“Control”:  with respect to any Person, means the possession, directly or indirectly, severally or jointly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

“Immediate Affiliate”:  NCP-EH and any Person which NCP-EH, directly or indirectly, Controls.

“Person”:  any natural person, firm, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity.

“Subsidiary”:  with respect to any Person, each corporation or other Person in which the first Person owns or Controls, directly or indirectly, capital stock or other ownership interests representing 50% or more of the combined voting power of the outstanding voting stock or other ownership interests of such corporation or other Person.

“Successor”:  of a Person means a Person that succeeds to the first Person’s assets and liabilities by merger, liquidation, dissolution or otherwise by operation of law, or a Person to which all or substantially all the assets and/or business of the first Person are transferred.

— Signature page follows —

IN WITNESS WHEREOF, the Company has duly executed this Agreement by its authorized representative, and Executive has hereunto set his hand, in each case effective as of the date first above written.

EQUINOX HOLDINGS, INC.

By:	/s/ Harvey Spevak
Name: Harvey Spevak
Title: Chief Executive Officer

EXECUTIVE:

/s/ Scott Rosen
Scott Rosen